[Letterhead of Baker Tilly Virchow Krause, LLP]

April 4, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Seneca Financial Corp (copy attached), for the event that occurred on March 29, 2018 which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Seneca Financial Corp. dated April 4, 2018.  We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly Virchow Krause, LLP